UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-55723	44-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, CA 92128

(Address of principal executive offices, with zip code)

Registrant’s telephone number, including area code: (858) 605-9055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01	Other Events

On March 1, 2017, Guardion Health Sciences, Inc. (the “Company”) entered into a non-binding letter of intent (“LOI”) with VectorVision, Inc., a Delaware corporation (“VectorVision”), whereby the parties set forth an outline of the terms and conditions pursuant to which the Company would acquire all of the outstanding shares of stock of VectorVision in exchange for a to be determined number of shares of common stock of the Company. VectorVision specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher with the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision’s CSV-1000 device is considered the standard of care for clinical trials.

Upon closing of the transaction, VectorVision would become a wholly-owned subsidiary of the Company. The Company believes the acquisition of VectorVision would expand the Company’s technical portfolio and further establish the Company’s position at the forefront of early detection, intervention and monitoring of a range of eye diseases.

The transaction is subject to significant conditions precedent to closing, including, but not limited to, the satisfactory completion of due diligence, the determination of the amount of purchase consideration, the negotiation of definitive transaction documents, the completion of an audit of VectorVision’s financial statements, and other matters, no later than the June 30, 2017 expiration date of the LOI, as more fully set forth in the LOI, a copy of which is attached hereto as Exhibit 99.1. Accordingly, there can be no assurances that this transaction will ultimately be completed.

On March 2, 2017, the Company issued a news release in which it announced the entry into the LOI with VectorVision, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Name

99.1	Signed letter of intent between Guardion Health Sciences, Inc. and VectorVision, Inc.

99.2	News release announcing entry into LOI with VectorVision

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.

	By:	/s/ Michael Favish
Name: Michael Favish
Title: Chief Executive Officer

Date: March 2, 2017

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